Exhibit 99.1
[Logo of Sparton Corporation]
NEWS RELEASE
JACKSON, MICHIGAN — (Business Wire) — September 16, 2008 — Sparton Corporation (NYSE: SPA) today announced results for the fiscal year ended June 30, 2008.
Sparton Fiscal 2008 Annual Results

Year ending June 30: (000 omitted, except per share)	2008	2007

Net sales	$229,806	$200,086

Gross profit	$11,515	$5,957

Pre-tax Loss	$(7,937)	$(12,376)

Net loss	$(13,138)	$(7,769)

Loss per common share, basic and diluted	$(1.34)	$(0.79)

Sparton’s Chief Executive Officer, Richard Langley, commented, “This past year has been very challenging. While our results overall are certainly not acceptable, there were a number of contributing factors, some positive and some negative, reflected in these results. These include:
•	Medical/Scientific Instrumentation sales increased significantly from prior year. Sales of $73.2 million in fiscal 2008 increased $13.5 million from fiscal 2007, due to both new customer programs and increased sales to the existing customer base.

•	Government sales, primarily sonobuoys, were also much improved, resulting in an increase in sales of $18.8 million from fiscal 2007, to $48.5 million in fiscal 2008.

•	Aerospace sales grew, increasing $7.6 million, to $64.6 million in fiscal 2008, an increase of 13%, primarily due to the increased volume of sales to two existing customers.

•	New business, primarily Aerospace, and the related start-ups had a significant adverse effect on our profitability. In many cases, start-up programs were delayed causing substantial un-recovered costs and larger than expected buildup in inventories. The impact of these unexpected delays resulted in a very significant compression of new program start-up efforts which overextended our available resources.

•	Industrial sales declined $10.2 million, or 19%, during fiscal 2008 to $43.5 million, primarily due to decreased sales to two existing customers.

•	Our provision for income taxes includes an approximate $10 million valuation reserve to recognize the potential uncertainty of recovering certain deferred tax assets, given our recent operating performance.

•	Finally, charges for the write-off of previously deferred claims in litigation totaling $2.4 million as the result of legal ruling or settlements.”
Mr. Langley went on the say, “As the delay in new business starts continued, we undertook a review of our near term expectations and approved several significant actions.
•	Although the Albuquerque, New Mexico plant was our newest facility, an extensive analysis resulted in the decision to close the plant and work with the current customers to attempt to transition the manufacturing of their products to other Sparton facilities. The decision to close the Albuquerque facility was based, in part, on the fact that the cost to upgrade the facility to meet Aerospace manufacturing standards to support additional work was substantial and would take too long to complete.

•	Certain inefficiencies in our manufacturing processes, along with related purchasing issues, needed to be addressed. We hired outside consultants who continue to help us identify and address these problems. They have been working with Sparton personnel for the past four months, and we are making progress. New program start-ups are being completed and our overall plant performance is improving. Purchasing patterns have been changed to support changes on the plant floor. We anticipate that overall inventory will start to decline in the Second Quarter of Fiscal 2009.”
“Early in fiscal 2008, our customer schedules clearly did not reflect the magnitude of the challenges that we would encounter with the new program growth, primarily in Aerospace, or the significant efforts required to support it,” Mr. Langley added. “These challenges became evident as customer program delays were encountered, and our production schedules became very compressed. Once apparent, the entire Company was mobilized to address the issues, and we expect that we will start to see measurable improvement in Fiscal 2009.”
Operating losses for the year declined from a $12.2 million loss in fiscal 2007 to a $6.9 million loss in fiscal 2008. The Company experienced a number of significant issues in these years. A summary reconciliation of issues impacting fiscal 2007 and fiscal 2008 are as follows (in millions):

Operating Loss 2007	$(12.2)

2008 new business start ups, primarily Aerospace	(2.1)
Litigation write-off in 2008	(2.4)
Pricing concessions to one Industrial customer	(0.9)
Albuquerque severance costs	(0.2)
Changes in cost-to-complete adjustments	3.0
Pension settlement expense reduction	0.9
Vietnam loss improvement	0.6

Subtotal — significant individual items	(1.1)

Subtotal	$(13.3)

Sales volume, margin improvement, Pricing, other activity	6.4

Operating Loss 2008	$(6.9)

The Company’s effective tax rate for fiscal 2008 was 65.5% compared to the statutory U.S. federal tax rate of 34%. The significant increase in the effective tax rate was due to the establishment of valuation allowance of approximately $10 million against a significant portion of the Company’s deferred tax assets. This allowance was established due to the uncertainty of the Company’s ability to use these tax benefits. The deferred tax benefits, which primarily relate to operating loss carryforwards, remain available to Sparton for many years before they expire. Their use will be dependent on the Company’s ability to generate taxable income.
In March, 2008 Mr. David W. Hockenbrocht, CEO and President for 30 years, announced his retirement. Currently, the Company is being led by Mr. Richard L. Langley as interim CEO and President. Mr. Langley was previously the CFO and Treasurer. The Board of Directors have been recruiting for the CEO position with a focus on the future, and is considering both internal and external candidates.
Outlook
Sparton expects another challenging year in fiscal 2009, as the many recent new start-up programs, primarily Aerospace, move into full production and we complete the closure of the Albuquerque facility. The government sonobuoy program is expected to continue to perform at similar levels as they have in the second half of fiscal 2008. Sonobuoy manufacturing has demonstrated quality improvements that have allowed customer acceptance without lot testing, a benefit not experienced by Sparton in some time. In addition, other new competitively won EMS contracts are in the process of starting. With Sparton’s associates, assisted by the consulting firm, focusing on cash flow, production efficiency, and new program execution, we should start to see positive changes in customer satisfaction, plant performance, inventory management and ultimately our profitability. These will happen on an incremental basis, not overnight and will require our constant focus and attention.
Mr. Langley stated, “Improvement in operating cash flow is one of our top priorities in fiscal 2009. The primary focus is on reducing inventories and improving quality and performance efficiencies throughout our business operations. As we gain better control of the new product start-up process and purchasing patterns, inventories will be reduced. We are reviewing customer pricing and are reviewing all costs with an emphasis on reducing expenses wherever possible.”
The trial on our claim against one of our vendors and a related party arising out of defective circuit boards was conducted in August 2008. After evidence was presented, the trial court ruled in the Company’s favor against the vendor, but in a reduced amount, and deferred judgment on claims against the related party. To eliminate further investment of time and money, and to put this claim behind us, we have agreed to settle this claim at a lower amount, subject to the successful completion of due diligence. Accordingly, we have established a reserve as of June 30, 2008 for approximately $800,000.
The Board of Directors has scheduled Wednesday, November 12, 2008, as the date for the Sparton Annual Shareowners’ Meeting. The meeting will be held at the Ella Sharp Museum of Art and History, 3225 Fourth Street, Jackson, Michigan 49203 starting at 10:00 am. Sparton expects to mail the annual report to shareowners in mid October.
This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2008, and its other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.